Exhibit 99.2
Nextdoor Reports Fourth Quarter and Full Year 2023 Results
•Added record number of organic Verified Neighbors for the second consecutive quarter; Exceeded 88M Verified Neighbors at year-end 2023
•Q4 WAU of 41.8M increased +5% year-over-year and +3% quarter-over-quarter, with further growth expected in Q1
•Board approved a $150M increase to existing share repurchase program

SAN FRANCISCO, CA, February 27, 2024 — Nextdoor Holdings, Inc. (NYSE: KIND) today announced results for the fourth quarter and full year ended December 31, 2023.

"Nextdoor ended the year with renewed strength and positive momentum. Fourth quarter Weekly Active Users (WAU) grew 5% year-over-year and 3% sequentially, organic Verified Neighbor growth set a record for the second consecutive quarter, and we saw initial benefits from our recent cost reductions," said Nextdoor CEO Sarah Friar.

"We delivered full year 2023 revenue growth and Adjusted EBITDA margin improvement, and enter 2024 with a streamlined cost structure, $531 million of cash and investments on our balance sheet, user growth momentum, and progress against our ad platform milestones. Our recently announced $150 million increase to our existing share repurchase program is further demonstration of our long-term confidence."

Nextdoor's highlighted metrics for the fourth quarter ended December 31, 2023 include:

•Total Weekly Active Users (WAU) of 41.8 million increased 5% year-over-year.
•Revenue of $55.6 million increased 4% year-over-year.
•Net loss was $40.5 million, compared to $33.4 million in the year-ago period.
•Adjusted EBITDA loss was $14.0 million, compared to $17.1 million in the year-ago period, and reflecting 7 percentage points of year-over-year adjusted EBITDA margin improvement.

Nextdoor's highlighted metrics for the year ended December 31, 2023 include:

•Total Weekly Active Users (WAU) increased 9% year-over-year.
•Revenue of $218.3 million increased 3% year-over-year.
•Net loss was $147.8 million, compared to $137.9 million in the year-ago period.
•Adjusted EBITDA loss was $74.1 million, compared to $75.5 million in the year-ago period.
•Cash, cash equivalents, and marketable securities were $531.1 million as of December 31, 2023.

On February 23, 2024, Nextdoor announced that its Board of Directors approved an increase to its share repurchase program with authorization to purchase an additional $150 million of its Class A common stock through March 31, 2026.

Nextdoor may repurchase shares of Class A common stock from time to time through open market purchases, in privately negotiated transactions or by other means, including through the

Exhibit 99.2
use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in accordance with applicable securities laws and other restrictions. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. Nextdoor's share repurchase program may be extended, modified, suspended or discontinued at any time and does not obligate the company to acquire any amount of Class A common stock.

As announced on February 23, 2024, Sarah Friar will resign from her position as the Chief Executive Officer, and President and Chairperson of the Board of Directors of Nextdoor. Ms. Friar will remain at Nextdoor into Q2 2024 to help ensure a smooth transition. Nirav Tolia, co-founder of Nextdoor, will return to the company as Chief Executive Officer, President and Chairperson of the Board. Mr. Tolia will initially serve as the Executive Chair, effective as of March 18, 2024.

For more detailed information on our operating and financial results for the fourth quarter and full year ended December 31, 2023, as well as our outlook, please reference our Shareholder Letter posted to our Investor Relations website located at investors.nextdoor.com.

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Revenue	$55,557	$53,270	$218,309	$212,765
Loss from operations	$(47,654)	$(36,331)	$(172,284)	$(144,204)
Net loss	$(40,530)	$(33,408)	$(147,765)	$(137,916)
Adjusted EBITDA(1)	$(14,042)	$(17,122)	$(74,107)	$(75,471)

(1) The following is a reconciliation of net loss, the most comparable GAAP measure, to adjusted EBITDA for the periods presented above:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net loss	$(40,530)	$(33,408)	$(147,765)	$(137,916)
Depreciation and amortization	1,413	1,487	5,769	5,656
Stock-based compensation	22,290	17,463	83,025	64,420
Interest income	(7,145)	(3,957)	(25,780)	(9,304)
Provision for income taxes	42	1,293	756	1,673
Restructuring charges	9,888	—	9,888	—
Adjusted EBITDA	$(14,042)	$(17,122)	$(74,107)	$(75,471)

Nextdoor will host a conference call at 2:00 p.m. PT/5:00 p.m. ET today to discuss these results and outlook. A live webcast of our fourth quarter and full year 2023 earnings release call will be available in the Events & Presentations section of Nextdoor’s Investor Relations website located

Exhibit 99.2
at investors.nextdoor.com. After the live event, the audio recording for the webcast can be accessed on the same website for approximately one year.

Nextdoor uses its Investor Relations website (investors.nextdoor.com), its X handle (x.com/Nextdoor), its LinkedIn Home Page (linkedin.com/company/nextdoor-com), and Sarah Friar’s LinkedIn posts (linkedin.com/in/sarah-friar-922b044) as a means of disseminating or providing notification of, among other things, news or announcements regarding its business or financial performance, investor events, press releases, and earnings releases, and as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD.
Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present certain non-GAAP financial measures, such as Adjusted EBITDA, in this press release. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP.

We use non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. Non-GAAP financial measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, Adjusted EBITDA is widely used by investors and securities analysts to measure a company's operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest income, provision for income taxes, and, if applicable, acquisition-related costs.

Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and our non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (c) tax payments that may represent a reduction in cash available to us. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

Exhibit 99.2

About Nextdoor

Nextdoor (NYSE: KIND) is the neighborhood network. Neighbors, businesses of all sizes, and public agencies in more than 330,000 neighborhoods across 11 countries turn to Nextdoor to connect to the neighborhoods that matter to them so that they can thrive. As a purpose-driven company, Nextdoor leverages innovative technology to cultivate a kinder world where everyone has a neighborhood they can rely on — both online and in the real world. Download the app or join the neighborhood at nextdoor.com. For more information and assets, visit nextdoor.com/newsroom.
Contacts
Nextdoor Investor Relations:

John T. Williams
ir@nextdoor.com
or visit investors.nextdoor.com

Nextdoor Media Relations:
Antonia Gray
press@nextdoor.com